Exhibit 99.C2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-6 of our report dated December 18, 2009, relating to the financial statements and financial highlights of SPDR Dow Jones Industrial Average ETF Trust (formerly, “DIAMONDS Trust, Series 1”), which are included in the October 31, 2009 Annual Report to Unitholders of SPDR Dow Jones Industrial Average ETF Trust, which appears in such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Registration Statement.
PricewaterhouseCoopers LLP
Boston, Massachusetts
February 26, 2010